Exhibit 10.1

[CONMED Letterhead]

July [—], 2014

[Name]

[Address]

[Address]

Dear [Name]:

You have been selected by the CONMED Corporation (the “Company”) to receive a special retention bonus and, in the event of your termination of employment under certain circumstances, a special severance payment, each in accordance with the terms of this letter.

Special Retention Bonus

The amount of your potential special cash retention bonus is $[—] (the “Retention Bonus”), equal to your annual base salary as of the date hereof (the “Effective Date”). The Company will pay you the Retention Bonus on June 30, 2015 (the “Payment Date”), or as soon as administratively practicable (but no later than ten (10) days) thereafter, subject to your continuous employment with the Company through the Payment Date. If your employment is terminated by the Company without “Cause”, or by you for “Good Reason” (as each term is defined below), you will receive payment of your full Retention Bonus within sixty (60) days of such termination. If your employment terminates as a result of your “Disability” (as defined below) or death, you (or your estate) will receive payment of your Retention Bonus within sixty (60) days of such termination, prorated based on the number of days you were employed from the Effective Date through the Payment Date. If your employment terminates before the Payment Date for any reason other than as set forth in this paragraph, you will not be eligible for payment of the Retention Bonus.

Special Severance Benefits

If, on or before June 30, 2016, your employment is terminated by the Company without Cause or you resign for Good Reason, the Company will pay to you, within sixty (60) days, one and one-half (1.5) times the sum of your (a) annual base salary then in effect and (b) target annual cash incentive award (equal to 50% of your annual base salary).

Special Equity Vesting

If, on or before June 30, 2016, your employment is terminated by the Company without Cause or you resign for Good Reason, all outstanding, unvested equity awards issued to you by the Company under the Company’s equity incentive plans will vest and become exercisable and will remain exercisable for 90 days following your termination date (other than SARs granted to you in 2014, which shall not be accelerated and shall be canceled as of the termination date).

Release Requirement

Your receipt of the special retention bonus on a termination without Cause, resignation for Good Reason or termination due to Disability, special severance payments and special equity vesting described above will be conditioned upon your execution and non-revocation of a release of claims in favor of the Company in a form acceptable to the Company that becomes effective within fifty-five (55) days following your termination date.

Change in Control Wavier

You hereby waive any claim that a “change in control” has occurred or may occur in the future under the Company’s equity compensation plans and your Change in Control Severance Agreement with the Company (“CICSA”) relating (in any way) to the changes in the Company’ s Board of Directors (the “Board”) in 2014.

Definitions

“Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) your willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. For purpose of this definition, no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that your action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company’s chief executive officer or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to you a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding you if you are a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred and specifying the particulars thereof in detail.

“Disability” means termination of your employment by the Company due to your absence from your duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness.

“Good Reason” means, without your express written consent, the occurrence of any of the following events: (i) (A) any change in your duties or responsibilities that is inconsistent in any material and adverse respect with your position(s), duties, responsibilities or status with the Company as of the Effective Date (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason will not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph or (B) a material and adverse change in your titles or offices with the Company as in effect on the Effective Date; (ii) a reduction by the Company in your rate of annual base salary or material reduction in annual target bonus opportunity, as in effect on the Effective Date or as the same may be increased from time to time thereafter (other than a reduction of less than 10% that is applicable to all employees generally); (iii) any requirement of the Company that you (A) be based anywhere more than fifty (50) miles from the office where you are located as of the Effective Date or (B) travel on Company business to an extent substantially greater than your travel obligations as of the Effective Date; or (iv) the failure of the Company to obtain the assumption of this letter from any successor. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by you will not constitute Good Reason. Your right to terminate employment for Good Reason will not be affected by your incapacities due to mental or physical illness and your continued employment will not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that such event will not constitute Good Reason under this letter unless (1) you provide notice to the Company within the thirty (30) days following the initial existence of an event constituting Good Reason, (2) the Company does not remedy such event (if remediation is possible) within thirty (30) days following the Company’s receipt of notice of such event, and (3) you separate from service with the Company within ninety (90) days following the initial existence of such an event constituting Good Reason.

Other Terms

All payments under this letter will be less any taxes required to be withheld under applicable federal, state or local law. The special retention bonus and any special severance payment will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement.

Except as expressly provided herein under the heading “Change in Control Waiver”, this letter will not affect your rights or the Company’s obligations as provided in your CICSA, which otherwise remains in full force and effect in accordance with the terms set forth therein. Notwithstanding the foregoing, if, in connection with your termination of employment, you would qualify for cash severance payments under both the CICSA and under this letter, you will receive the cash severance payments pursuant to either the CICSA or this letter (but not both), whichever agreement provides the more favorable payment and benefits to you.

[The Company acknowledges that if you retire after June 30, 2015, your retirement will be deemed to be with the consent of the Compensation Committee of the Board, and any outstanding, unvested equity awards held by you at the time of such retirement will accelerate and remain exercisable for one year.]1

You will not have any right to transfer, assign, pledge, alienate or create a lien upon the special retention bonus or special severance payments or benefits. The special retention bonus and special severance payment are unfunded and unsecured and payable out of the general funds of the Company. Nothing in this letter is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This letter will be binding on any successor to the Company, and the Company will cause any such successor to expressly assume this letter and the rights and obligations hereunder. Your obligation to maintain the confidentiality of this letter and the special retention bonus and special severance payment will continue after your employment with the Company terminates for any reason.

If you bring a claim under this letter for the failure of the Company to perform fully in accordance with the terms hereof, and such claim is successful, the Company will reimburse you for reasonable legal fees and expenses, if any, incurred by you in connection with such claim.

This letter will be governed by, and construed in accordance with, the laws of the state of New York. YOU AND THE COMPANY HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ONEIDA COUNTY, NEW YORK, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS LETTER. You and the Company each acknowledge that Oneida County, New York, has a reasonable relation to this letter (and the matters contained herein) and to the relationship between you and this letter (and the matters contained herein). This letter contains the entire understanding between you and the Company with respect to the subject matter of this letter and supersedes any prior agreements, statements, representations or understandings between you and the Company with respect thereto. This letter may not be altered, amended, modified or terminated except in a writing executed by you and the Company. This letter may be executed in counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

The payments under this letter are intended to be “short-term deferrals” that do not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this letter in a manner intended to be exempt from or comply with Section 409A. If and to the extent that any payment under this letter is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-1(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit will be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death or a change in ownership or effective control, within the meaning of Section 409A).

[1]	Bracketed text included in form for Robert D. Shallish, Jr., only.

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible but no later than July [—], 2014.

Sincerely,

CONMED CORPORATION

By:	[Name] [Position]

Acknowledged and agreed:

[Name]

Date:

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